                                                                    EXHIBIT 2.14

                            ASSET PURCHASE AGREEMENT

This Agreement (the "Agreement') made this 15th day of September, 2000 by and among PROHEALTH, INC., a Delaware corporation (hereinafter referred to as "Seller"); SHEAKLEY UNICOMP, INC., an Ohio corporation (hereinafter referred to as "Purchaser"); and HEALTHPLAN SERVICES, INC., a Florida corporation (hereinafter referred to as "HealthPlan").

                              W I T N E S S E T H :

WHEREAS, Seller operates a managed care organization, as described in Chapter 4121 Ohio Revised Code, providing services under the Ohio Workers' Compensation Health Partnership Program under the name Harrington-ProHealth and Harrington-ProHealth Comp Care ("Seller's MCO Business"); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller's MCO Business, including the assets necessary to operate Seller's MCO Business, except those specifically excluded from such sale as hereinafter provided; and

WHEREAS, Seller also desires to assign to Purchaser all of Seller's rights and obligations under that certain agreement ("Seller's MCO Agreement") between Seller and the Ohio Bureau of Workers' Compensation (the "BWC") under which Seller operates Seller's MCO Business; and

WHEREAS, HealthPlan is the parent corporation of Seller;

NOW, THEREFORE, in consideration of the above premises and the mutual promises, covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

1.       SALE AND PURCHASE OF ASSETS
         ---------------------------

1.1      Agreement.
         ---------

Seller agrees to sell and convey to Purchaser the Seller's MCO Business and assets used therewith as hereinafter set forth in Paragraph 1.2. Purchaser agrees to purchase said Seller's MCO Business and said assets. The agreements of Purchaser and Seller are expressly conditioned upon the terms, conditions, covenants, representations and warranties as hereinafter set forth.

1.2      Assets to be Sold.
         -----------------

At the Closing, Seller shall sell, deliver, transfer and assign to Purchaser, free and clear of all liens, security interests, claims, charges, restrictions and encumbrances of every kind, nature and description, and Purchaser shall purchase for the consideration hereinafter provided, all of the tangible and intangible assets being used by Seller exclusively in Seller's MCO Business (the "Purchased Assets"), save and except for the assets retained by Seller as set forth in Paragraph 1.3 below. The Purchased Assets shall include, but are not limited to, the following:

                  (a) All fixed assets used exclusively in the MCO Business exclusive of the Excluded Assets including, but not limited to, office equipment, leasehold improvements, furniture and fixtures, copying machines, typewriters, filing cabinets and systems, computer hardware and software, other fixed assets, and any assets and equipment used exclusively in Seller's MCO Business, including but not limited to those listed on Exhibit 1.2(a) (the "Fixed Assets");

                  (b) All office supplies, , client files, business records, administrative documents, advertising materials, catalogues, sales literature and displays and manuals used exclusively in Seller's MCO Business;

                  (c) All purchase orders, supplier agreements and contract rights and agreements of the Seller's MCO Business, whether written or oral, including but not limited to those listed on Exhibit 1.2(c) (the "Administrative Agreements").

                  (d) All "Intellectual Property" used by the Seller exclusively in connection with Seller's MCO Business, including but not limited to the following which are used exclusively in the Seller's MCO Business: all (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, trade names (but specifically excluding the names "Harrington ProHealth," "Harrington," "ProHealth" and "ProHealth, Inc." or any combination of any part or all of the foregoing), logos, Internet domain names and registrations and applications for registration thereof together with all of the good will associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof (excluding the Claim Facts Software), (iv) computer software, data, databases and documentation thereof, (v) trade secrets and other confidential information

         (including, without limitation, ideas, formulas, compositions and inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information, (vi) other intellectual property rights and (vii) copies and tangible embodiments thereof (in whatever form or medium). The Intellectual Property shall also include those items listed on Exhibit 1.2(d).

                  (e) Those permits, licenses, orders, approvals, concessions and franchises issued to Seller and used exclusively in the Seller's MCO Business which are assignable without requiring the payment of transfer or similar fees and costs by the Seller, and those permits, licenses, orders, approvals, concessions and franchises issued to Seller and used exclusively in the Seller's MCO Business which are assignable and require the payment of transfer or similar fees and costs if such fees and costs are paid by Purchaser. To Seller's knowledge, there are no assets as described in this Paragraph (e) that have been issued to Seller and used exclusively in the Seller's MCO Business which are assignable as described herein;

                  (f) Those prepaid items and rental deposits, if any, outstanding on the date of Closing which are listed on Exhibit 1.2(f) (the "Prepaid Items");

                  (g) All client and customer lists (including, if any, the goodwill relationship between Seller and such clients and customers), invoices and correspondence, distribution rights, proprietary know-how and rights, and all other intangible assets of the Business;

                  (h) All sales, records and sales data of the Seller's MCO Business and copies of the accounting and tax records for the last three (3) years;

                  (i) Any and all of the other tangible assets of Seller's MCO Business;

                  (j) Any and all non-compete agreements between Seller and any employee or agent of Seller's MCO Business to the extent assignable, including but not limited to those listed on Exhibit 1.2(j) (the "Non-Compete Agreements");

                  (k) All rights, choses in action and claims (known or unknown, matured or unmatured, accrued or contingent) against third parties arising out of or related to other Purchased Assets or Seller's MCO Business, but excluding any accounts receivable, BWC administrative fees and quarterly performance bonus based on DoDM prorated to the date of Closing of the Seller's MCO Business attributable to operations prior to the

         Closing and any other right to receive cash or cash equivalents as a result of the operation of the Seller's MCO Business prior to the Closing, it being understood that all payments received for work performed after the Closing shall belong to the Purchaser;

                  (l) the Seller's MCO Agreement with the BWC and all rights and benefits thereunder, exclusing any rights to payments thereunder which are attributable to work performed prior to the Closing Date;

                  (m) All of Seller's telephone and facsimile numbers used exclusively in Seller's MCO Business as listed on Exhibit 1.2(m) hereto;

                  (n) Insurance and indemnity claims relating to tangible personal property included in Purchased Assets which are damaged or destroyed prior to Closing; and

                  (o) Those assets of the Seller's MCO Business listed on
         Exhibit 1.2(o) covered by office equipment leases or other capitalized leases.

The Purchased Assets shall also include assets of the nature described in Paragraphs (a) through (o) , above, acquired by Seller in the ordinary course of the Business after the date hereof and before the Closing. Purchaser shall provide access to Seller to all records and data acquired hereunder and permit Seller to make copies of the same. Unless otherwise set forth in the exhibits hereto, Purchaser is not purchasing any assets of Seller which are not used exclusively in Seller's MCO Business. All Ohio BWC administrative fees for work until the Transfer Time shall be the property and asset of the Seller and shall not be a Purchased Asset. All Ohio BWC administrative fees for work to be performed by Seller's MCO Business beginning with the Transfer Time and thereafter shall be the sole property of the Purchaser. Ohio BWC administrative fees for the month including the Transfer Time shall be prorated based upon the number of calendar days before the Transfer Time and the number of calendar days beginning with the Transfer Time and thereafter. The amount of BWC administrative fees to be prorated shall be based upon the monthly statement for the month including the Transfer Time (the "Closing Statement") issued by the Ohio BWC. If the Closing Statement has not been issued as of the time of Closing, the proration of administrative fees shall be made based upon the prior month's statement, and then adjusted between the Seller and Purchaser at the time of the issuance of the Closing Statement by the Ohio BWC. The third quarter Ohio BWC bonus, if any (to be paid in November, 2000), shall be prorated between the Seller and the Purchaser based upon the number of calendar days in the quarter prior to the Transfer Time and the number of calendar days from the Transfer Time to the end of the quarter. The share of the bonus for the portion of the quarter prior to the Transfer Time shall be the property of Seller. The share of the bonus for the portion of the quarter beginning with the Transfer Time through the end of the quarter shall be the property of Purchaser. If either Seller or Purchaser receives from the Ohio BWC fees or bonuses that, pursuant to this Agreement, shall be paid to the other, the party receiving such fee or bonus shall immediately forward such fee or bonus to the rightful recipient hereunder.

1.3      Assets Retained by Seller.
         -------------------------

The Purchased Assets shall not include, and Seller shall retain, the following assets and properties (the "Excluded Assets"):

                  (a) All of Seller's cash, other than cash which represents prepayments for work to be performed by Seller's MCO Business following the Closing;

                  (b) Except as provided in Paragraphs 1.2(g) and 1.2(h), any of Seller's corporate minute books, stock books, income tax returns, Seller's financial records and other tax and related records of Seller;

                  (c) Any assets of Seller's MCO Business covered by office equipment leases or other capitalized leases unless specifically set forth in Exhibit 1.2(o) ;

                  (d) Unless otherwise specifically provided in exhibits hereto, any assets of Seller which have not historically been used exclusively in the Seller's MCO Business;

                  (e) Any right to receive cash or cash equivalents as the result of the operation of the Seller's MCO Business prior to the Closing; it being understood that all amounts received from the BWC for services performed after the Closing belong to the Purchaser;

                  (f) Seller's telephone systems located at Seller's headquarters in Columbus, Ohio other than the hand sets contained therein which are exclusively dedicated to the Seller's MCO Business and can be removed without otherwise affecting the performance of the remaining system;

                  (g) The right to the name "Harrington ProHealth", "Harrington", "ProHealth" or any combination of such names, the trade name "Harrington-ProHealth CompCare" and any other mark or name incorporating "Harrington" and/or "ProHealth", logos, internet domain names and corporate names and registrations and applications for registration thereof or any derivative thereof by itself or with other words or phrases;

                  (h) Any insurance or indemnity claims belonging to Seller except for those insurance and indemnity claims set forth in Section 1.2(n); and

                  (i) Any of the assets included in Exhibit 1.3(i).

1.4      Transition Agreement.
         --------------------

It is Purchaser's intention to transition Seller's MCO Business and the Purchased Assets to Purchaser's existing business operations within a reasonable period of time following the Closing (the "Transition Period"). Seller shall permit Purchaser to utilize the telephone systems and office equipment in the Seller's office utilized by Seller's MCO Business in a manner consistent with Seller's utilization of the telephone systems and office equipment for the operation of Seller's MCO Business prior to the Closing. Further details of the transition of the Business from Seller to Purchaser after the Closing, including the agreement of the Purchaser and Seller for the orderly, timely and smooth transition of the telephone systems, and information technology, accounting services and assets and the terms and condition thereof are set forth in the Transition Service Agreement, attached hereto as Exhibit 1.4.

1.5      Instruments of Transfer.
         -----------------------

At the Closing, Seller shall deliver to Purchaser such bills of sale, endorsements, assignments, certificates of title and other good and sufficient instruments of transfer as shall be necessary or proper, in the reasonable judgment of counsel for Purchaser, in order to vest in Purchaser good and marketable title to the Purchased Assets. Simultaneously with the foregoing, Seller shall take all steps which may be necessary or appropriate in order to put Purchaser in possession and operating control of all Purchased Assets and Seller's MCO Business.

2.       ASSIGNMENT OF RIGHTS AND ASSUMPTION OF OBLIGATIONS
         --------------------------------------------------

2.1      Assigned Rights.
         ---------------

Seller shall assign to Purchaser all of Seller's rights relating to Purchased Assets including, but not limited to, the right to operate Seller's MCO Business, subject to consents where required, relating to Purchased Assets, and Seller's rights and obligations under Seller's MCO Agreement with the BWC. Seller agrees to assign to Purchaser all of Seller's rights and interest in and to Seller's MCO Business and other agreements described herein and all other benefits associated therewith, and the right to accept all payments therefrom without any obligation to Seller except as provided in Paragraph 1.2 above. Seller and Purchaser further agree to use commercially reasonable efforts to obtain the necessary and appropriate consent from any third party for the assignment of such rights and agreements as may be reasonably requested by Purchaser, including but not limited to the consent of the Ohio BWC.

2.2      Obligations Assumed.
         -------------------

Subject to the representations and warranties of Seller and HealthPlan contained in Section 5, Purchaser shall assume and become responsible for certain contract obligations (the "Assumed Obligations") of Seller relating to the Seller's MCO Business. The Assumed Obligations and the manner of treatment thereof shall be as follows:

                           (i) All obligations of Seller to Seller's clients
                  after the Transfer Time (as defined in Paragraph 10.1) for work as a managed care organization, as set forth in Chapter 4121, Ohio Revised Code, Chapter 4123, Ohio Revised Code, Chapter 4123 of the Ohio Administrative Code, and Seller's MCO Agreement with the BWC. Purchaser will assume the processing and payment of provider services and medical case management of assigned cases. Seller will be responsible for all bill processing, including check writing and processing 835's up to the Closing. Purchaser will handle all bills, past and present, following the Closing.

                           (ii) All obligations under the office equipment
                  leases and other capitalized leases listed on Exhibit 1.2(o) relating to periods after the Closing.

                           (iii) All other obligations, if any, that are listed
                  on Exhibit 2.2(iii), or as included in the Transition Service Agreement.

                           (iv) All unused paid time off obligations of Seller
                  to employees of Seller who are hired by Purchaser. Purchaser's obligation for unused paid time off is limited to Purchaser's obligation to permit the employees to receive paid time off while employed by Purchaser, but Purchaser shall have no obligation to pay to any such employee compensation for any unused paid time off not utilized by the employee. Further, there is no obligation of Purchaser to accumulate any paid time off obligation of Seller to employees to future years.

Seller agrees to assign to Purchaser all of Seller's rights and interest in and to all contracts and agreements giving rise to the Assumed Obligations and all other benefits associated therewith, and the right to accept contracts from all quotations by the Seller's MCO Business outstanding as of the close of business on the Closing Date without any obligation to Seller. However, Purchaser agrees to pay and discharge all Assumed Obligations in a timely and prompt manner in accordance with the terms thereof.

2.3      Liabilities Not Being Assumed.
         -----------------------------

Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume or become responsible for any claim, liability or obligation of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise (a "Liability") of Seller except the Assumed Obligations. Other than the Assumed Obligations, nothing contained in this Agreement shall be deemed or construed to constitute the assumption by Purchaser of, or the agreement by Purchaser to pay or discharge, any liabilities or obligations, whether known or unknown, existing or contingent, of Seller's MCO Business or otherwise arising from the Purchased Assets prior to Closing. Except for the Assumed Obligations, Seller hereby expressly covenants and agrees that Seller shall remain liable for and shall be responsible for all liabilities and obligations related to Seller's MCO Business or otherwise arising from the Purchased Assets and incurred prior to the Closing, including, without limitation, wages, fringe benefits which have not been expressly assumed by Purchaser as provided in Section 2.2, severance or other payments, benefits or damages due to each of Seller's employees. Seller will defend, indemnify and save harmless Purchaser from and against any and all claims, demands, actions, liabilities, expenses (including attorney's fees) and losses to the extent the same arise out of or relate to any and all liabilities and obligations for which Seller is responsible as contemplated hereby. This indemnity is not subject to the provisions, limitations or restrictions of
Section 9.3(b), (c) or (d). Without limiting the generality of the foregoing, the following are included among the Liabilities of Seller which Purchaser shall not assume or become responsible for (unless specifically included on the list of Assumed Obligations):

                           (i) all Liabilities arising out of the employment
                  relationship between Seller and any of its employees or former employees existing at any time, whether before or after the Closing Date, including, but not limited to, accrued wages, accrued and/or earned but not paid bonuses owed to salesmen and/or management personnel, obligations to Seller's employees and/or former employees under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Tax Reform Act of 1986, or any other employee benefit program.

                           (ii) all Liabilities based on any theory of
                  professional liability, professional malpractice, negligence, or error and omissions with respect to any services rendered at any time prior to the Closing Date by Seller or its agents;

                           (iii) all Liabilities for local, state, federal,
                  sales, franchise, income and other taxes;

                           (iv) all Liabilities relating to any "employee
                  benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) sponsored or maintained by Seller or to which Seller is making or has made contributions;

                           (v) any equipment lease or capitalized lease relating
                  to the Seller's MCO Business not listed on Exhibit 1.2(o);

                           (vi) any obligations of Seller under any lease
                  agreements for office space; and

                           (vii) all other Liabilities arising from Seller's MCO
                  Business, whether in the ordinary course or otherwise, on or before the Closing Date, unless otherwise provided in this Agreement.

For those individuals, if any, who were employees of Seller prior to the Closing and are hired by Purchaser, if and when such employees are terminated by Purchaser after the Closing, Seller shall have no obligation for severance pay or other benefits or damages due to such employee as a result of his or her employment with the Purchaser.

2.4      Satisfaction of Liabilities by Seller.
         -------------------------------------

In order to preserve for Purchaser the opportunity to maintain good relations with vendors, suppliers, trade creditors and clients of Seller's MCO Business, Seller agrees to pay or otherwise satisfy and discharge in accordance with their terms all Liabilities (except Assumed Obligations) owed to third parties relating to Seller's MCO Business. Seller may contest any such liability or otherwise negotiate terms for the payment of such liabilities provided such contest or negotiations shall not result in any lien on any Purchased Asset or materially and adversely interfere with Purchaser's operation of Seller's MCO Business following the Closing.

3.       CONSIDERATION FOR PURCHASE PRICE
         --------------------------------

3.1      Definitions.
         -----------

                  (a) "Maximum Price" shall mean $3,858, 750.00.

                  (b) "Guaranteed Price" shall mean $3,566,250.00.

                  (c) "Post-Election Period Premium" shall mean the employer premium calculated and verified by the Ohio BWC following the Ohio BWC-mandated employer open enrollment period following Closing.

                  (d) "Seller's Post-Election Annual Administrative Fee Revenue" shall mean the product of the Post-Election Period Premium multiplied by seven percent (7%).

                  (e) "Net Price" shall mean the lesser of (i) the Maximum Price, or (ii) 1.5 multiplied by Seller's Post-Election Annual Administrative Fee Revenue.

                  (f) "Purchase Price" shall mean the price paid for the Purchased Assets.

3.2      Purchase Price.
         --------------

Purchaser shall pay to Seller as the Purchase Price for the Purchased Assets the greater of the Guaranteed Price or the Net Price.

3.3      Payment of Purchase Price.
         -------------------------

The Purchase Price shall be paid as follows:

                  (a) At the Closing, the Purchaser shall pay to Seller by wire transfer, to an account designated by Seller, an amount equal to the Guaranteed Price.

                  (b) The balance, if any, of the Purchase Price shall be paid by Purchaser to Seller by wire transfer, to an account designated by Seller, within fourteen (14) days following the receipt by Seller and Purchaser of the Seller's Post-Election Period Premium determined by the Ohio BWC. If either Seller or Purchaser disagrees with the Ohio BWC determination of the Post-Election Period Premium, the Purchaser shall pay to Seller that portion of the balance of the Purchase Price, if any, attributable to the Seller's Post-Election Period Premium not in dispute, and the remaining Purchase Price, if any, shall be paid upon the resolution of such disagreement with the Ohio BWC.


3.4      Allocation of Purchase Price.
         ----------------------------

The Purchase Price shall be allocated among the Purchased Assets by Seller and Purchaser in accordance with Exhibit 3.4. Seller and Purchaser agree to be bound by such allocation of the Purchase Price and to file their respective tax returns accordingly.

4.       DUE DILIGENCE     [Intentionally deleted.]
         -------------

5.       REPRESENTATIONS AND WARRANTIES OF SELLER AND HEALTHPLAN
         -------------------------------------------------------

Seller and HealthPlan, jointly and severally, hereby represent and warrant to Purchaser that, except for changes specifically contemplated by this Agreement, the following statements are true and correct as of the date hereof and shall remain true and correct as of the Closing as if made again at and as of that time:

5.1      Organization, Good Standing, Qualification and Power of Seller.
         --------------------------------------------------------------

Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. HealthPlan is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Seller is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in every jurisdiction where the failure to be so qualified or licensed would have a material adverse effect on (i) the ability of Seller to execute and deliver this Agreement and to consummate the transactions contemplated hereby, or (ii) the business, assets, operations, properties or condition (financial or otherwise) of Seller's MCO Business. Seller has full corporate power and authority to own, lease and operate the assets and properties relating to or connected with Seller's MCO Business as and where such assets and properties are now owned or leased or as Seller's MCO Business is presently being conducted, and to execute, deliver and perform this Agreement. All of the Purchased Assets are located at Seller's office located at 3401 Morse Crossing, Columbus, Ohio. Seller will not relocate the Purchased Assets between the date of this Agreement and the Closing.

5.2      Status of Agreements.
         --------------------

                  (a) At the time of Closing, all requisite corporate action to approve, execute, deliver and perform this Agreement and each of the other agreements, instruments and other documents to be delivered by or on behalf of Seller and/or HealthPlan in connection herewith ("Seller's Documents") shall have been taken by Seller and HealthPlan. This Agreement has been duly and validly executed and delivered by Seller and HealthPlan and constitutes the valid and binding obligation of Seller and HealthPlan, enforceable against Seller and HealthPlan in accordance with its terms. All other agreements, instruments and other documents to be executed and delivered by or on behalf of Seller and/or HealthPlan pursuant to this Agreement will, when executed and delivered, constitute the valid and binding obligations of the party or parties so executing and delivering such Agreements, instruments and other documents, enforceable against Seller and HealthPlan in accordance with their respective terms.

         This Agreement and the Seller's Documents at or prior to the Closing will be duly executed and delivered to Purchaser by Seller and HealthPlan.

                  (b) Except as set forth on Exhibit 5.2(b), no authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public or private body, entity or person is required in connection with the execution, delivery or performance of this Agreement or any other agreement, instrument or document to be delivered by or on behalf of Seller and/or HealthPlan in connection therewith. Except as set forth on Exhibit 5.2(b)(1), Seller and HealthPlan have obtained, or will obtain prior to Closing, any and all consents from third parties necessary to transfer to Purchaser all of Seller's rights and interests in and to all leases, contracts and other Purchased Assets necessary to transfer the same to Purchaser or as otherwise reasonably required by Purchaser.

                  (c) Except for the required consent of lenders of Seller and/or HealthPlan, Seller has not entered into any agreement with any person, organization, corporation, or other entity (except Purchaser) to sell, assign, transfer, or in any way encumber the Purchased Assets or Seller's MCO Business or any part thereof; and, neither the execution nor delivery of this Agreement or the performance, observance or compliance with the terms and provisions hereof will violate any provisions of law, any order, regulation or rule of any court or governmental agency, or any indenture, agreement or other instrument to which Seller is a party or by which it is bound or to which the Purchased Assets are subject; and, neither Seller nor HealthPlan has any knowledge of any legal impediments to Seller's continued operation of Seller's MCO Business in the normal course.

5.3      Title to Purchased Assets.
         -------------------------

                  (a) With respect to all Purchased Assets sold, at the Closing, Seller shall have good and marketable title to the Purchased Assets being acquired by Purchaser, free and clear of all liens, security interests, encumbrances, leases and charges whatsoever. At the Closing, Seller shall deliver the Purchased Assets to Purchaser free and clear of all liens, claims, encumbrances and charges whatsoever, except for liens, claims, encumbrances and charges arising through the Purchaser's actions.

                  (b) Except as otherwise specifically set forth herein, Seller is not a party to any contract, agreement, lease or commitment that would result in any claim, obligation, liability, lien or other charge against Purchaser or the Purchased Assets, and Purchaser is not obligated to assume the obligations under any contract, agreement, lease or commitment of Seller, except as specifically set forth herein.

5.4      Status of Business.
         ------------------

                  (a) Seller has furnished to Purchaser the unaudited balance sheet as of December 31, 1999 for the Seller's MCO Business and the unaudited profit and loss statements for Seller's MCO Business for the twelve (12) month period ended December 31, 1999 showing total revenues for Seller's MCO Business for such twelve (12) month period of not less than $2,575,877.00 (excluding medical review revenues not being transferred) and for the six (6) month period ended June 30, 2000 showing total revenues from Seller's MCO Business for such six (6) month period of not less than $1,363,550.00 (excluding medical review revenues not being transferred). All such financial statements, as set forth on Exhibit 5.4(a), are true, correct and complete in all material respects and present fairly the financial condition of the Business at the dates and for the periods indicated.

                  (b) Exhibit 5.4(b) hereof is a true and complete list of all employers for which Seller provides managed care services in accordance with Seller's contract with the BWC. Neither Seller nor, to the knowledge of Seller or HealthPlan, any employer for which Seller provides managed care services is in default of any material obligation under any agreement relating to Seller's contract with the BWC.

                  (c) Since December 31, 1999, Seller's MCO Business has been operated only in the ordinary course, and, except as set forth on
         Exhibit 5.4(c), there has not been with respect to Seller's MCO
         Business:

                           (i) any material change in its condition (financial
                  or otherwise), assets, liabilities, obligations, business, earnings or prospects, except changes in the ordinary course of business, none of which in the aggregate has been materially adverse;

                           (ii) any liability or obligation incurred or assumed,
                  or any contract, agreement, arrangement, lease (as lessor or lessee), or other commitment entered into or assumed, on behalf of Seller's MCO Business, whether written or oral, except in the ordinary course of business;

                           (iii) any purchase or sale of assets in anticipation
                  of this Agreement, or any purchase, lease, sale, abandonment or other disposition of assets otherwise than in the ordinary course of business;

                           (iv) any waiver or release of any rights, except in
                  the ordinary course of business or for rights of nominal value;

                           (v) any cancellations or compromise of any debts owed
                  to it or known claims against others except for write-offs in the ordinary course of business;

                           (vi) any transfer or grant of any material rights
                  under any leases, licenses, agreements, or with respect to any trade secrets or know-how; or

                           (vii) any labor trouble or employee controversy
                  adversely affecting Seller's MCO Business or the Purchased Assets.

                  (d) Seller has complied with all laws and regulations with which it is or was required to comply in connection with its ownership of the Purchase Assets and the operation of Seller's MCO Business except where failure to comply would not have a material adverse effect on the ownership of the Purchase Assets or conduct of Seller's MCO Business. Seller and HealthPlan specifically warrant and represent that Seller has complied in all material respects with all requirements under the BWC and MCO Agreement, including, but not limited to, "fire wall" requirements. Additionally, Seller is not in violation of any outstanding judgment, order, injunction, award or decree specifically relating to Seller's MCO Business, the violation of which would have a material adverse effect on the ownership of the Purchased Assets or the operation of Seller's MCO Business by the Purchaser.

                  (e) Seller has all permits, licenses, orders, approvals, authorizations, concessions, franchises and agreements of any federal, state or local governmental or regulatory body or suppliers that are material to or necessary in the conduct of Seller's MCO Business, except where failure to have such permit, license, order, approval, authorization, concession or franchise does not have a materially adverse effect on the operation of Seller's MCO Business by Purchaser. All such permits, licenses, orders, approvals, concessions and franchises are in full force and effect and there is no proceeding pending, or to the knowledge of Seller, threatened to revoke or limit any of them. Seller makes no representations or warranties as to the assignability or transferability of any such permit, license, order, approval, authorization, concession, franchise or agreement and the failure of any federal, state or local government or regulatory body or supplier to consent to such assignment shall not be a breach or violation of any representation, warranty or agreement of Seller hereunder; provided, however, this Agreement shall not Close if the BWC does not permit Seller to assign to Purchaser all of Seller's rights and obligations under Seller's MCO Agreement.

                  (f) Except as set forth on Exhibit 5.4(f), there are no (i) claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller threatened which can attach to or affect the continuing operation or value of Seller's MCO Business or any of the Purchased Assets upon transfer to the Purchaser, whether at law or in equity, or before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or (ii) governmental inquiries pending or, to the knowledge of Seller, threatened, that relate to or involve the Seller, the Purchased Assets, or Seller's MCO Business or the transactions contemplated by this Agreement. To the knowledge of the Seller, (1) there are no existing facts or circumstances that may give rise to any such action, suit, claim, proceeding, investigation or inquiry, which, if adversely determined, could in any one case or in the aggregate, have a material adverse effect on Seller's MCO Business or the Purchased Assets, and
         (2) there are no decrees, injunctions or orders of any court or governmental department or agency outstanding against the Seller or with respect to Seller's MCO Business or the Purchased Assets.

                  (g) Except as otherwise provided herein, the Purchased Assets include in the aggregate all assets necessary for the continued operation of the Seller's MCO Business in all material respects in the manner heretofore conducted by Seller, save and except for the Excluded Assets.

                  (h) Except as described on Exhibit 5.4(h), no claim or threat of misconduct, negligence, malfeasance, nonfeasance, error or omission against Seller or any of its employees or agents arising out of the operation of Seller's MCO Business exists.

                  (i) Except as set forth on Exhibit 5.4(i), to the knowledge of Seller or HealthPlan (i) no customer or client listed on Exhibit 5.4(b) intends to discontinue the utilization of Seller as its managed care organization.

                  (j) Except for those matters described in Exhibit 5.4(j), neither Seller nor HealthPlan has been advised of any material disputes which would cause any clients or customers listed on Exhibit 5.4(b) to discontinue their business with Seller.

                  (k) To the knowledge of Seller and/or HealthPlan, the Seller has no liabilities of any nature, whether absolute, contingent or otherwise, either singularly or in the aggregate, that will materially interfere with Purchaser's administration of the Seller's MCO Business.

                  (l) All personal property taxes, income taxes, employment taxes, franchise taxes and all other municipal, state, federal or foreign taxes, charges or assessments (including all interest and penalties thereon, if any, incurred with respect to the operations of Seller which can attach to the Purchased Assets or the Business and are due prior to the Closing have been paid in full or will be paid by Seller when due following the Closing, and Seller has completed and filed properly all required tax returns and reports required to be filed by Seller on or prior to the Closing with respect to such taxes, charges and assessments, unless under a proper and binding extension of time, and the same are in all material respects true, complete and correct. All withholding taxes relating to employees of the Seller hired by Purchaser have been and are being withheld or collected by Seller, and have been and are being paid over to the proper governmental authorities or are being held by Seller for such payment. As of the Closing, there is no tax litigation, investigation or proceeding pending or, to the knowledge of Seller or HealthPlan, threatened against the Seller which could affect the Purchased Assets or the Business. Seller and HealthPlan shall be responsible for preparing and filing all local, state and federal tax returns with respect to Seller's MCO Business, and paying all taxes contemplated by such returns which become due for periods prior to Closing. All tax filings and payments relating to the Seller's MCO Business or the Purchased Assets for the period prior to the Closing and required to be made or paid by the Seller after the Closing will be timely filed and/or paid by Seller or HealthPlan.

                  (m) All of the Assumed Obligations were made in the ordinary course of business of Seller's MCO Business .

5.5      Status of Assets.
         ----------------

                  (a) The instruments of transfer required hereby to be executed and delivered by Seller to Purchaser will, when so executed and delivered, effectively vest in Purchaser good and marketable title to the Purchased Assets and all rights of Seller to enforce the agreements to which Purchaser is attaining title hereunder.

                  (b) Seller has not, with respect to Seller's MCO Business, infringed, misappropriated or misused or been charged, or threatened to be charged, with infringement, misappropriation or misuse of, any patent, trademark, trade name, copyright, trade secret, know-how or confidential information or data of another.

                  (c) All assets acquired by Purchaser hereunder will be operational and not in need of repair at the time of Closing.

                  (d) All of the Purchased Assets are now in the possession of Seller, and no other person has a present right to possess or claim possession of all or any part of the Purchased Assets.

5.6      Intellectual Property.
         ---------------------

Except as set forth on Exhibit 5.6, neither the conduct of the Seller's MCO Business nor the Intellectual Property owned or used by Seller or any of its affiliates in Seller's MCO Business will interfere with, infringe, misappropriate or otherwise conflict with any intellectual properties or other rights of third parties. None of the Seller or any of its affiliates has received any notice of any charge, complaint, claim or demand alleging any such interference, infringement, misappropriation or conflict. Neither Seller nor HealthPlan has knowledge that any third party has interfered with, infringed, misappropriated or otherwise come into conflict with any Intellectual Property owned by the Seller and used in Seller's MCO Business. The Seller owns and has valid and enforceable rights to use all material Intellectual Property necessary for the conduct of Seller's MCO Business as presently conducted and such Intellectual Property is included in the Purchased Assets except to the extent it is an Excluded Asset.

5.7      Employment and Labor Matters.
         ----------------------------

                  (a) Seller is not a party to any collective bargaining agreement or union contract which covers employees involved in Seller's MCO Business or the Purchased Assets, and no such collective bargaining agreement or union contract is being negotiated with respect to employees of Seller. Purchaser is not required to assume any obligations of Seller under any employment contract or other employment relationship to which Seller is a party. Purchaser shall have no legal obligation to hire or employ any of Seller's employees; however, if Purchaser desires to hire any such employees involved in the day-to-day operations of Seller's MCO Business, Seller will not take any action to interfere with Purchaser's efforts to hire such employees. Purchaser shall have no obligation or liability to any employee of Seller who refuses, for any reason, any offer of employment made to such employee by Purchaser. Seller has paid in full, or will pay, to all employees of Seller's MCO Business, in the normal course of its operations, all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them. Upon the Closing or upon termination of the employment of any of said employees by Seller, Purchaser will not be liable to any of said employees for so-called "severance pay" or any other payments except to the extent such liability is included as an Assumed Obligation. Seller is in compliance with all federal, state and local laws, ordinances and regulations relating to employment and employment practices at Seller's MCO Business, and all employee benefit plans and tax laws relating to employment at Seller's MCO Business, except where such non-compliance would not have a materially adverse effect on Seller's MCO Business after Closing or on Purchaser. There is no unfair labor practice complaint against Seller relating to Seller's MCO Business pending before the National Labor Relations Board or similar agency or body. There is no labor strike, dispute, slow-down or stoppage actually pending or, to the knowledge of Seller, threatened against or involving Seller's MCO Business. Prior to or at the time of the Closing, Seller will terminate the employment of all employees working for Seller's MCO Business unless Seller has elected to retain such employees on Seller's payroll. Purchaser shall have no obligation for any payments to any qualified or non-qualified pension, profit sharing, or employee benefit plan to which Seller has been a party.

                  (b) To the Seller's knowledge, except as set forth on Exhibit 5.7(b), no employee who performs services on a regular basis for the Seller's MCO Business plans to discontinue such relationship with Seller's MCO Business after the execution and delivery of this Agreement or the Closing.

                  (c) Except as set forth on Exhibit 5.7(c), the Seller is not a party to any agreement of any kind which deals with wages, conditions of employment, benefits or other matters affecting the employer/employee relationship with any union, labor organization or employee group regarding Seller's MCO Business which will be binding upon Purchaser.

                  (d) Exhibit 5.7(d) sets forth a complete list of all current employees of Seller's MCO Business, the annual salary of each such employee, the number of years of service of each employee with Seller's MCO Business, a summary of any bonus or additional compensation program or arrangement for the employee and the fringe benefits provided to such employee by the Seller. Exhibit 5.7(d) lists all contracts, agreements or arrangements (written or oral) concerning the employment of any individual employed by the Seller in Seller's MCO Business. Copies of all such written contracts, agreements and arrangements are included on Exhibit 5.7(d). If a written agreement is not provided for any employee, the employee is an employee at-will.

                  (e) Seller's unused paid time off policy, under which Purchaser is assuming liability under Section 2.2(iv) to employees of Seller hired by Purchaser, is set forth on Exhibit 5.7(e).

5.8      Employee Benefit Matters.
         ------------------------

                  (a) Exhibit 5.8(a) lists all employee pension benefit plans within the meaning of Section 3(2) of ERISA and all employee welfare benefit plans within the meaning of Section 3(1) of ERISA presently maintained by the Seller for employees of the Seller's MCO Business or to which the Seller contributes or is required to contribute for the benefit of any of the employees of the Seller's MCO Business (the "ERISA Plans") and all bonus, commission and other similar programs maintained by Seller for employees of the Seller's MCO Business (the "Other Arrangements"). True, correct and complete copies of all such ERISA Plans and Other Arrangements, together with related trusts, insurance contracts, summary plan descriptions, annual reports and Form 5500 filings for the past three (3) years, have been delivered to Purchaser.

                  (b) Except as set forth on Exhibit 5.8(b), the Seller does not now, and did not in the past five (5) years, sponsor, maintain or contribute to any employee pension benefit plan, within the meaning of
         Section 3(2) of ERISA relating to the Seller's MCO Business. With respect to the Seller's MCO Business, the Seller is not required to contribute, and has never been required to contribute, to any multi-employer plan within the meaning of Section 3(37)(A) of ERISA.

                  (c) Each ERISA Plan covering employees of the Seller's MCO Business has been operated and administered in all material respects in accordance with all applicable laws, including, without limitation, ERISA and the Internal Revenue Code. Each ERISA Plan that is a group health plan within the meaning of Section 601(1) of ERISA and Section 4980(B) of the Code is in material compliance with the continuation of coverage requirements of Section 601 of ERISA and Section 4980(B) of the Code. There are no pending claims, or, to the Seller's knowledge, threatened claims by or on behalf of any ERISA Plan, by any employee or beneficiary covered under such ERISA Plan or by any government or otherwise involving such ERISA Plan or any of its fiduciaries (other than for routine claims for benefits).

                  (d) Except as required by this Agreement, the ERISA Plans and Other Arrangements, Seller is not bound to provide, and does not provide, benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of the Seller's MCO Business employed by Purchaser following the Closing beyond their retirement or other termination of service with Seller other than:

                           (i) coverage mandated by applicable law;

                           (ii) deferred compensation benefits accrued as
                  liabilities; or

                           (iii) benefits, the full cost of which is borne by
                  the current or former employee or his beneficiary.

                  (e) Except as provided on Exhibit 5.8(e), neither this Agreement nor any transaction contemplated hereby will:

                           (i) entitle any employee of Seller's MCO Business
                  employed by Purchaser after the Closing, to severance pay, unemployment compensation or any similar or other payment; or

                           (ii) accelerate the time of payment or vesting, or
                  increase the amount of compensation or benefits due any employee .

5.9      Employment Loss.
         ---------------

Except as set forth on Exhibit 5.9, there has been no "employment loss" (as that term is defined in the Worker Adjustment and Restraining Notification Act) at Seller's headquarter facilities in Columbus, Ohio within the ninety (90) days prior to the Closing.

 5.10    Agreements and Other Contract Rights.
         ------------------------------------

With respect to the agreements (including but not limited to Seller's MCO Agreement), licenses, permits, instruments and undertakings, oral or written, which were a part of the Purchased Assets (collectively "Contracts"):

                           (i) said Contracts shall be valid, subsisting and in
                  full force and effect as of the Closing;

                           (ii) Seller has good right and power to assign the
                  same subject to the consent of all other parties thereto;

                           (iii) Seller has performed in all material respects
                  all obligations to be performed by it thereunder;

                           (iv) Seller is not in a material default under or in
                  violation of any thereof;

                           (v) to the knowledge of Seller and/or HealthPlan,
                  there is no basis for a valid claim of such a violation or default;

                           (vi) to the knowledge of Seller or HealthPlan, no
                  event has occurred which, with notice or lapse of time or both, would constitute such a material default; and

                           (vii) to the knowledge of Seller there are no
                  defaults under, or any violations of, any of the Contracts by any other party thereto.

5.11     Environmental Matters.
         ---------------------

Except as set forth on Exhibit 5.11 attached hereto:

                  (a) The Seller has complied in all material respects and is in compliance in all material respects with all Environmental Laws (as defined in this Paragraph 5.11) relating to Seller's MCO Business.

                  (b) Without limiting the generality of the foregoing, the Seller has obtained and complied with, and is in compliance with, all Environmental Permits that are required pursuant to Environmental Laws for the occupation of its facilities and operation of Seller's MCO Business; a list of all Environmental Permits is set forth on the attached Exhibit 5.11(b).

                  (c) The Seller has not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Health and Safety Requirements.

                  (d) To the knowledge of Seller or HealthPlan, none of the following exists at any property or facility owned, operated or leased by the Seller which is being transferred to Purchaser as part of the Purchased Assets:

                           (i) underground storage tanks;

                           (ii) asbestos-containing material in any form or
                  condition;

                           (iii) materials or equipment containing
                  polychlorinated biphenyls; or

                           (iv) landfills, surface impoundments or disposal
                  areas.

                  (e) Neither the Seller nor its affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility which is a part of the Purchased Assets (and to the knowledge of Seller and/or HealthPlan, no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA (as defined herein), the Solid Waste Disposal Act, as amended or any other Environmental Law.

                  (f) The Seller has delivered or made available to the Purchaser true and complete copies of all reports and studies performed by or on behalf of, or within the possession or control of, the Seller and/or any of its affiliates with respect to past or present environmental conditions or events at any real estate which is part of the Purchased Assets, and there are no other material environmental reports or studies with respect thereto, other than as contemplated thereby.

                  (g) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  (h) "Environmental Law" or "Environmental Laws", as the case may be, means a law relating to health, safety or the environment, including, without limitation, a law relating to the manufacture, generation, processing, distribution, application, use, treatment, transport, handling or storage (whether above or below ground) of, or emissions of, discharges, releases or threatened releases into the environment

         (including without limitation ambient air, surface water, ground water, soil and subsoil) of, pollutants, contaminants, petroleum products, chemicals, industrial waste, Hazardous Materials, other solids, liquids, gases or waste (including solid waste), heat, light, noise, radiation, electromagnetic fields and other forms of matter or energy of every kind and nature and the proper contaminant and disposal of the same, or to occupational or worker safety and health.

                  (i) "Environmental Permits" means all permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules required by applicable Environmental Laws, or issued by a government pursuant to applicable Environmental Law, or entered into by agreement of the party to be bound, relating to activities that affect human health or the environment, including without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules or air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or solid waste generation, use, storage, treatment and disposal.

                  (j) "Hazardous Material" or "Hazardous Materials", as the case may be, means any substance or material, including, without limitation, any raw material, commercial product, waste or waste product that, because of its quantity, concentration, or physical, chemical or infectious characteristics may cause or significantly contribute to an increase in mortality or an increase in serious, irreversible or incapacitating illness, or pose a substantial hazard to human health or the environment, including without limitation all substances and materials designated as hazardous or toxic under any applicable Environmental Law and including, without limitation, gasoline, fuel oil and other petroleum products.

5.12     Brokers and Finders.
         -------------------

No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller in bringing about the transaction herein contemplated, or rendered any service with respect thereto or been in any way involved therewith. Seller shall indemnify and hold Purchaser harmless from all claims of any person for fees and expenses of every kind which may be payable with respect to any such broker's or finder's services rendered or to be rendered at the request of Seller in connection with the transactions contemplated by this Agreement.

5.13     Nondisclosure and Noninterference.
         ---------------------------------

Seller and HealthPlan shall at all times after Closing hold in strictest confidence any and all confidential non-public data and information within its knowledge concerning the products, services, business, representatives, suppliers and clients of Seller's MCO Business.

5.14     Disclosure.
         ----------

No representation or warranty made by Seller or HealthPlan in this Agreement, any document or instrument delivered by Seller or HealthPlan hereunder, or the Exhibits hereto contains, or at the time of Closing, will contain, any untrue statement of a material fact or omits, or at the time of Closing, will omit, to state a material fact necessary to make the statements contained herein or therein not false or misleading. Notwithstanding anything to the contrary contained herein, nothing in any of the Exhibits attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made by the Seller or Healthplan herein unless such Exhibit identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item on any of the Exhibits attached hereto shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself).


5.15     "To the Knowledge Of".
         ---------------------

To the extent related to the representations and warranties made by Seller and/or HealthPlan herein, the phrases "to the knowledge of," "to the best knowledge of" and "known to" or any similar phrase shall mean the actual knowledge of Ned Lucco, Phillip Dingle, or Jonathon McGee, and shall not include the imputed, implied or constructive knowledge of such individuals.

6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER
         -------------------------------------------

Purchaser hereby represents and warrants to Seller that the following statements are true and correct as of the date hereof and will remain true and correct as of the Closing as if made again at and as of that time:

6.1      Organization, Good Standing and Power of Purchaser.
         --------------------------------------------------

Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has full power and lawful authority to execute, deliver and perform this Agreement.

6.2      Status of Agreements.
         --------------------

                  (a) All requisite corporate action to approve, execute, deliver and perform this Agreement and each of the other agreements, instruments and other documents to be delivered by and on behalf of Purchaser in connection herewith has been taken by Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms. All other agreements, instruments and documents to be executed and delivered by or on behalf of Purchaser in connection herewith will, when executed and delivered, constitute the valid and binding obligation of Purchaser enforceable in accordance with their respective terms.

                  (b) Except as set forth on Exhibit 6.2(b), no authorization, approval, consent or order of, or registration, declaration or filing with, any court, governmental body or agency or other public or private body, entity or person is required in connection with the execution, delivery or performance of this Agreement or any other agreement, instrument or document to be delivered by or on behalf of Purchaser in connection herewith.

                  (c) Neither the execution or delivery nor performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Purchaser in connection herewith does or will:

                           (i) conflict with, violate or result in any breach of
                  any judgment, decree, order, statute, rule or regulation applicable to Purchaser;

                           (ii) conflict with, violate or result in any breach
                  of any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or constitute a default thereunder or give rise to a right of acceleration of an obligation of Purchaser; or

                           (iii) conflict with or violate any provision of the
                  Articles of Incorporation or Code of Regulations of Purchaser.

6.3      Brokers and Finders.
         -------------------

Purchaser is not a party to, or in any way obligated under, any contract or other agreement or understanding, nor are there or will there be any outstanding claims against Purchaser, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement. Purchaser shall indemnify and hold Seller harmless from any claims of any person for fees and expenses of every kind which may be payable with respect to any such broker's or finder's services rendered or being rendered at the request of Purchaser in connection with the transactions contemplated in this Agreement.

6.4      Litigation.
         ----------

There is no litigation, proceeding, arbitration, action or government investigation pending or, to the best of Purchaser's knowledge, threatened, against Purchaser which, if adversely determined would adversely affect Purchaser's ability to consummate the transactions contemplated by this Agreement or otherwise adversely impact such transactions or would adversely affect Purchaser's ability to properly perform the obligations and services required to be performed by Purchaser relating to the Assumed Obligations or Administrative Agreements. Purchaser knows of no facts or circumstances that exist or are threatened that would adversely affect Purchaser's ability to perform such obligations or services.

6.5      Disclosure.
         ----------

No representation or warranty made by Purchaser in this Agreement, any document or instrument delivered by Purchaser hereunder, or any exhibits supplied by Purchaser hereto contains, or at the time of Closing will contain, any untrue statement of a material fact or omits, or at the time of Closing, will omit, to state a material fact necessary to make statements contained herein or therein not false or misleading. Notwithstanding anything to the contrary contained herein, nothing in any of the Exhibits attached hereto shall be deemed adequate to disclose any exception to a representation of warranty made by the Purchaser herein unless such Exhibit identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item on any of the Exhibits attached hereto shall not be deemed adequate to disclose an exception to a representation of warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself).

7.       INTERIM OPERATIONS; ADDITIONAL COVENANTS AND AGREEMENTS
         -------------------------------------------------------

7.1      Conduct of Business.
         -------------------

Seller and HealthPlan, jointly and severally, covenant and agree that since December 31, 1999, and from the date hereof until the time of Closing, except to the extent that Purchaser shall otherwise consent in writing, Seller has operated and will operate Seller's MCO Business substantially as presently operated and only in the ordinary course of business and, consistent with such operation, will use its commercially reasonable efforts to preserve intact for the benefit of Purchaser the present business organization of Seller's MCO Business and the relationships and good will of suppliers, customers, clients and others having business relations with Seller's MCO Business. The Seller and HealthPlan will encourage (and not act to dissuade or discourage) employees of Seller's MCO Business to continue their employment with the Purchaser after the Closing. The Seller will comply, in all material respects, with all applicable laws, ordinances and regulations in the operation of Seller's MCO Business except where the failure to comply would not have a material adverse effect upon the Purchased Assets or the Seller's MCO Business. The Seller and HealthPlan will properly (once either has knowledge thereof) inform the Purchaser in writing of any variances from the representations and warranties contained in Section 5 hereof or event or occurrence which would cause such representations and warranties to be incorrect as of the Closing; any breach of any covenant hereunder by the Seller or HealthPlan; and any other material development affecting the ability of Seller to consummate the transactions contemplated by this Agreement. Seller and HealthPlan will cooperate with the Purchaser and will use their commercially reasonable efforts to cause the conditions to Purchaser's obligations to close specified in Paragraph 10.2 to be satisfied and execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement. Prior to the Closing, and without the prior written consent of the Purchaser, neither the Seller nor HealthPlan shall:

                           (i) take any action that will cause any
                  representation or warranty of the Seller or HealthPlan to be untrue in any material respect or cause Seller or HealthPlan to breach any covenant or agreement set forth herein;

                           (ii) enter into any transaction with any employee of
                  Seller's MCO Business other than arms length transactions consistent with past custom and practice;

                           (iii) sell, lease, license or otherwise dispose of
                  any interest in any of the Purchased Assets (whether tangible or intangible), other than transactions in the ordinary course of business consistent with past practice or permit, allow or suffer any of such assets to be subjected to any lien;

                           (iv) engage in any activity which would accelerate or
                  delay the collection of any accounts receivable of Seller, accelerate or delay the payment of the accounts payable of the Seller, or reduce or otherwise restrict services provided under any agreement, other than in the ordinary course of the conduct of business;

                           (v) terminate or modify in any material respect any
                  material contract or agreement affecting Seller's MCO Business other than in the ordinary course, or any government license, permit or other authorizations;

                           (vi) enter into any new, or amend any existing,
                  material contracts, agreements or commitments, including without limitation, any lease agreements or collective bargaining agreements (except for contracts, agreements or commitments entered into in the ordinary course of business and for commitments relating to capital expenditures not exceeding $10,000 in the aggregate);

                           (vii) institute any material change in the conduct of
                  Seller's MCO Business or any change in its methods of management, marketing, operation or accounting;

                           (viii) establish, amend, or, except in the ordinary
                  course of business consistent with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multi-employer plan covering the employees of Seller's MCO Business;

                           (ix) increase any officer's or employee's
                  compensation, incentive arrangements or other benefits, except for increases made in the ordinary course of business consistent with past custom and practice, or pursuant to any written agreement disclosed to the Purchaser and in existence on the date hereof;

                           (x) take any action which would render, or which
                  would reasonably be expected to render, any representation or warranty made by the Seller in this Agreement untrue at (or at any time prior to) the Closing;

                           (xi) forgive, cancel or waive any rights or debts or
                  other material obligations owed to the Seller; or

                           (xii) enter into or modify, or propose to enter into
                  or modify, any agreement, arrangement or undertaking with respect to any of the matters referred to in clauses (i) through (xi) above.

7.2      Other Actions.
         -------------

From the date hereof until Closing, neither Seller nor HealthPlan shall take any action which shall prevent the representations, warranties and covenants of Seller or HealthPlan set forth herein from being true and correct at the Closing or which would prevent Seller or HealthPlan from completing all other agreements and conditions of this Agreement.

7.3      Corporate Name.
         --------------

For a period of ninety (90) days following the Closing, Purchaser may use the corporate trade name "Harrington-ProHealth CompCare" in connection with Purchaser's operation of the MCO Business acquired by Purchaser from Seller, but only that business. Upon the expiration of the ninety (90) day period, Purchaser shall discontinue all use of the name "Harrington-ProHealth CompCare". Nothing herein shall preclude Seller from continuing the use of the name "Harrington-ProHealth, Inc." or the name "Harrington" in conjunction with any other words or phrases other than the initials "R.E." at any time.

7.4      Performance by Seller.
         ---------------------

HealthPlan guarantees the performance by Seller of all covenants, agreements and undertakings of Seller in this Agreement.

8.       COMPETITION
         -----------

8.1      Covenant Not-to-Compete and Employment Agreements.
         -------------------------------------------------

As an inducement for and in consideration of Purchaser entering into this Agreement, Seller and HealthPlan agree to enter into a Covenant-Not-To-Compete Agreement in the form of Exhibit 8.1. The agreement described herein shall be executed by the Seller and HealthPlan at the time of Closing.

9.       SURVIVAL OF AND RELIANCE UPON REPRESENTATIONS, WARRANTIES AND
         -------------------------------------------------------------
         AGREEMENTS; INDEMNIFICATION
         ----------------------------

9.1      Survival of Representations and Warranties.
         ------------------------------------------

                  (a) The parties acknowledge and agree that except with respect to the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4(h), 5.4(l), 5.5(a), 5.7(a), 5.7(c), 5.11 and the agreements referred to in Section 8, all representations and warranties contained in this Agreement shall survive the Closing for a period of two (2) years. The representation and warranty set forth in Section 5.4(h) shall survive until the expiration of the applicable statute of limitations for filing a claim of misconduct, negligence, malfeasance, nonfeasance, error or omission against the Seller or any of its employees or agents rising out of the operation of the Seller's MCO Business. The representations and warranties contained in Section 5.4(l) respecting taxes and the filing of returns and reports shall survive until the expiration of the applicable statute of limitations for assessment of taxes with respect to the relevant taxable periods. The representations and warranties contained in Section 5.7(a) shall survive until the expiration of the applicable statute of limitations for matters described therein. The representations and warranties set forth in Section 5.7(c) shall survive until the expiration of the applicable statute of limitations or claims against Seller arising from agreements described therein. Representations and warranties set forth in Section 5.11 respecting environmental compliance shall survive until the expiration of the applicable statute of limitations. The agreement specified in Section 8 shall survive for the term thereof. The representations and warranties set forth in Sections 5.1, 5.2, 5.3 and 5.5(a) and Section 6 shall survive the Closing and shall not expire. The representations and warranties shall be binding upon the party giving such representation and warranty and, subject to the other provisions of this Agreement, shall be fully enforceable to the extent provided for in Paragraphs 9.3 and 9.4 hereof, at law or in equity.

                  (b) Anything herein to the contrary notwithstanding, the survival period outlined in Paragraph (a) above shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made prior the expiration of such survival period but not resolved prior to its expiration, but any such extension shall apply only as to the claims asserted and not so resolved within the survival period. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

                  (c) Notwithstanding anything in this Section 9.1 to the contrary, in the event of any breach of a representation or warranty by any party that constitutes intentional fraud, the representation or warranty that has been breached will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any party or on its behalf) and will continue in full force and effect for the period of the applicable statute of limitations; and the limitations set forth in Paragraph (a) shall not apply to any indemnified losses that the indemnitee may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach.

9.2      Reliance Upon and Enforcement of Representations, Warranties and
         ----------------------------------------------------------------
         Agreements.
         ----------

                  (a) Seller and HealthPlan hereby agrees that, notwithstanding any right of Purchaser to fully investigate the affairs of Seller, and notwithstanding knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations, warranties and agreements of Seller and HealthPlan contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Purchaser pursuant to the provisions of this Agreement.

                  (b) Purchaser hereby agrees that, notwithstanding any right of Seller to fully investigate the affairs of Purchaser, and notwithstanding knowledge of facts determined or determinable by Seller pursuant to such investigation or right of investigation, Seller has the right to rely fully upon the representations, warranties and agreements of Purchaser contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Seller pursuant to the provisions of this Agreement, unless the Purchaser has actual knowledge to the contrary and does not so advise the Seller prior to the execution of this Agreement. For the purposes of this provision, "actual knowledge" of Purchaser shall mean the actual knowledge of Larry A. Sheakley, Thomas E. Pappas, Jr. or Thomas
         J. Wurtz and shall not include the imputed, implied or constructive knowledge of such individuals.

9.3      Indemnification by Seller.
         -------------------------

                  (a) Seller and HealthPlan, jointly and severally, shall indemnify Purchaser against and hold it harmless from (each of the following, all and any of which shall be referred to as "Purchaser's Indemnifiable Claims" hereunder):

                           (i) any and all loss, damage, liability, obligation,
                  judgment, claim or deficiency incurred by or imposed upon Purchaser resulting or arising out of any misrepresentation or breach of any representation or warranty contained in this Agreement or in any instrument, certificate, agreement or other writing delivered by or on behalf of Seller or HealthPlan pursuant to this Agreement or in connection with the transactions contemplated herein;

                           (ii) any and all loss, damage, liability, obligation,
                  judgment, claim or deficiency incurred by or imposed upon Purchaser resulting from or arising out of any inaccuracy in or breach or nonfulfillment of any covenant, agreement or obligation made or incurred by Seller or HealthPlan herein or in any other agreement, instrument or document delivered by or on behalf of Seller or HealthPlan in connection herewith;

                           (iii) any imposition (including by operation of law)
                  or attempted imposition by a third party upon Purchaser of any Liability of Seller which Purchaser has not specifically agreed to assume pursuant to Section 2.2 of this Agreement;

                           (iv) any Liability (except for an Assumed Obligation
                  described in Section 2.2 for which Purchaser shall be liable) or other obligation incurred by or imposed upon Purchaser resulting from the failure of the parties to comply with the provisions of any law relating to bulk transfers which may be applicable to the transaction herein contemplated (which compliance is hereby waived by Purchaser and acknowledged by Seller); and

                           (v) any and all loss, damage, liability or expense
                  incurred by or imposed upon Purchaser resulting from any claim, litigation, obligation, judgment, action, investigation or proceeding relating to Seller's MCO Business or its operations prior to the time of Closing.

                           (vi) any and all costs and expenses (including
                  reasonable legal and accounting fees) related to any of the foregoing.

                  (b) Purchaser's right to seek recourse against Seller or HealthPlan under this Section 9.3 on account of any Purchaser Indemnifiable Claims referred to in Paragraph 9.3(a)(i) above shall be limited as follows:

                           (i) With regards to an Indemnifiable Claim arising
                  from Seller's failure to comply with the "fire wall" requirements of the Ohio BWC [as referenced in Section 5.4(b)], Purchaser shall not seek recourse against, and shall not recover from Seller or HealthPlan under this Section 9.3 on account thereof unless and until any such Indemnifiable Claim, when aggregated with all other Purchaser Inidemnificable Claims also arising from the Ohio BWC "fire wall" requirements equals or exceeds $10,000.00. Additionally, no claim arising from the Ohio BWC "fire wall" requirements will be indemnificable unless the action of the BWC giving rise to the claim occurs during the period beginning with the 30th day after closing and ending on December 31, 2000, and Seller's receives notice thereof during such period. At such time as the aggregate amount of such Purchaser Indemnifiable Claims arising from Seller's failure to comply with the Ohio BWC "fire wall" requirements equals or exceeds $10,000.00, the Purchaser may assert all such prior and all future Purchaser's Indemnifiable Claims relating to "fire wall" requirements against the Seller and/or HealthPlan under this Section 9.3.

                           (ii) With regards to any and all Purchaser
                  Indemnifiable Claims identified in Paragraph 9.3(a)(i) above (a "Basket Claim"), Purchaser shall not seek recourse against, and shall not recover from Seller or HealthPlan under this
                  Section 9.3 on account of such Basket Claims unless and until any such Basket Claim, when aggregated with all other Basket Claims, equals or exceeds $15,000.00 and at such time as the aggregate amount of such Basket Claims equals or exceeds $15,000.00, the Purchaser may assert all such prior and/or future Basket Claims against the Seller and/or HealthPlan under this Section 9.3. Purchaser's Indemnifiable Claims identified in Paragraphs 9.3(a)(ii), (iii), (iv) and (v) shall not be subject to the limitations set forth in this paragraph.

                           (iii) Notwithstanding the provisions of subparagraphs
                  (i) and (ii) above, in the event any Liability (other than an Assumed Obligation) of Seller would attach to the Purchased Assets and be a lien or encumbrance thereon, Seller and HealthPlan, jointly and severally, shall be responsible for the payment of such Liability and the corresponding lien on the Purchased Assets (which would represent a breach of certain representations and warranties by Seller and/or HealthPlan under this Agreement) and Purchaser's right to indemnification from Seller and HealthPlan therefore shall not be subject to the restrictions and limitations otherwise contained in subparagraphs (i) or (ii) of this Paragraph (b).

                  (c) Notwithstanding anything stated herein, the total indemnity obligation of Seller and HealthPlan hereunder in respect of any and all Purchaser Indemnifiable Claims shall be limited to the Purchase Price, and the Purchaser agrees that it shall have no further recourse against Seller or HealthPlan in excess of the Purchase Price.

                  (d) Any claim for indemnification by Purchaser against Seller or HealthPlan pursuant to Section 9.3(a)(i) resulting or arising out of any misrepresentation, or breach of, any misrepresentation or warranty contained in this Agreement must be made within the applicable survival period set forth in Sections 9.1(a), 9.1(b) and 9.1(c), or be forever barred. Any claim for indemnification by Purchaser against Seller or HealthPlan pursuant to Paragraph 9.3(a)(ii) resulting from or arising out of any inaccuracy in or breach or nonfulfillment of any covenant, agreement or obligation made or incurred by Seller or HealthPlan herein or in any other agreement, instrument or document delivered by or on behalf of Seller or HealthPlan in connection with this Agreement [but excluding any claim or indemnification arising out of the Covenant not-to-compete (Section 8.1)] shall be made on or before the second anniversary of the Closing or be forever barred. Any claim for indemnification for costs and expenses as anticipated in Paragraph 9.3(a)(vi) shall be subject to the same time limits as applied to the underlying cause or basis for indemnification. The time limits provided in this Section 9.3(d) shall not apply to claims for indemnification pursuant to Section 9.3(a)(iii), (iv) or (v), or pursuant to Section 9.3(a)(vi) for costs and expenses relating to claims thereunder.

                  (e) Except as set forth in Section 9.1 and Section 9.3(b), (c) and (d), nothing in this Section 9.3 or elsewhere in this Agreement shall be construed to limit the amount to which, or the time which, by reason of set-off or otherwise, the Purchaser may recover from Seller or HealthPlan pursuant to this Agreement resulting from the breach or violation of any representation, warranty, covenant, agreement or undertaking of Seller or HealthPlan contained herein.

9.4      Indemnification by Purchaser.
         ----------------------------

                  (a) Purchaser shall indemnify Seller against and hold it harmless from any and all loss, damage, liability, obligation, judgment, claim or deficiency (each of the following, and all and any of which shall be referred to as "Seller Indemnifiable Claims" hereunder) resulting from or arising out of:

                           (i) the Purchaser's failure to pay or perform any of
                  the Assumed Obligations (except to the extent such liability is the result of a breach of a covenant or warranty of Seller hereunder);

                           (ii) any liability of Purchaser arising out of
                  Purchaser's operations subsequent to the Closing (except to the extent such liability is the result of a breach of a covenant or warranty of Seller hereunder);

                           (iii) any misrepresentations or breach of
                  representation or warranty contained in this Agreement, or in any instrument, certificate, agreement or other writing delivered by or on behalf of Purchaser pursuant to this Agreement or in connection with transactions contemplated herein;

                           (iv) any inaccuracy in or breach or non-fulfillment
                  of any covenant, agreement or obligation made or incurred by Purchaser herein or in any other agreement, instrument or document delivered by or on behalf of Purchaser in connection herewith;

                           (v) any and all loss, damage, liability or expense
                  incurred by or imposed upon Seller resulting from any claim, litigation, obligation, judgment, action, investigation or proceedings relating to Purchaser's operations subsequent to the Closing (except to the extent such loss, damage, liability or expense is the result of a breach of a covenant or warranty of Seller or the result of the nonfulfillment of any covenant, agreement or obligation made or incurred by Seller hereunder or in any other agreement herewith); and

                           (vi) any and all related costs and expenses
                  (including reasonable legal and accounting fees) related to any of the foregoing.

                  (b) Seller shall not seek recourse against, and shall not recover from Purchaser under this Section 9.4 on account of any Seller Indemnifiable Claims referred to in Paragraph 9.4(iii) above unless and until any such Seller Indemnifiable Claims, when aggregated with all other Seller Indemnifiable

         Claims amounts, equals or exceeds $15,000.00, and at such time as the aggregate amount of such Seller Indemnifiable Claims equals or exceeds $15,000.00, the Seller may assert all such prior and all future Seller's Indemnifiable Claims against the Purchaser under this Section 9.4.

                  (c) Except as provided in Section 9.1, nothing in this Paragraph 9.4(c) or elsewhere in this Agreement shall be construed to limit the amount to which, or the time which, by reason of off-set or otherwise, the Seller may recover from Purchaser pursuant to this Agreement resulting from its breach or violation of any representation, warranty, covenant or agreement contained herein. Nothing contained in this Paragraph 9.4 shall obligate the Purchaser to indemnify the Seller with respect to any matter as to which Seller is obligated to indemnify Purchaser pursuant to Paragraph 9.3.

9.5      Non-monetary Relief.
         -------------------

Anything contained in this Agreement to the contrary notwithstanding, the limitations or indemnifications set forth in this Section 9 shall not impair the rights of either the Seller or the Purchaser:

                  (a) To seek non-monetary equitable relief including, without limitation, specific performance or injunctive relief to redress any inaccuracy in or breach or nonfulfillment of any representation, warranty, covenant, agreement or obligation made or incurred by either party herein or in any other agreement, instrument or document delivered by or on behalf of any party in connection herewith; or

                  (b) To seek enforcement or such non-monetary equitable relief to redress any subsequent default or breach of any non-competition agreement, transfer document, consent or other agreement to be delivered at Closing hereunder.

In connection with seeking any non-monetary equitable relief, each of the parties acknowledges and agrees that the other party hereto would be damaged irreparably in the event of any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other shall be entitled to equitable or injunctive relief to prevent the breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent jurisdiction over the parties.

9.6      Notification of and Participation in Claims.
         -------------------------------------------

No claim for indemnification shall arise until notice thereof is given to the party from whom indemnity is sought. Such notice shall be sent within twenty
(20) days after the party-to-be-indemnified has received notification of such claim, but failure to notify the indemnifying party shall in no event prejudice the right of the party-to-be-indemnified under this Agreement, unless the indemnifying party shall be prejudiced by such failure and then only to the extent of such prejudice. The indemnifying party shall have the right to a reasonable opportunity to defend the same at the indemnifying party's own expense and with counsel mutually acceptable to the indemnifying party and the party-to-be-indemnified, provided that the party-to-be-indemnified shall at all times also have the right to fully participate in the defense of such legal proceeding, claim or demand at the party-to-be-indemnified's expense. The indemnifying party shall at all times have the right to compromise or settle the legal proceeding, claim or demand to the extent such compromise or settlement involves monetary damages, and in such case the party entitled to indemnification shall agree with and consent to any such settlement or compromise, provided that the indemnifying party is responsible for all resulting settlement or compromise amounts. In no event, however, shall Seller be entitled to enter into a settlement or compromise of any such legal proceeding or claim which would result in a limitation on the continuation or operation of the Seller's MCO Business. If the indemnifying party shall, within twenty (20) days after receipt of notice of such claim, fail to undertake to compromise or defend any such asserted liability, the party-to-be-indemnified shall have the right, but not the obligation, to undertake the defense of, and to compromise and settle, the legal proceeding, claim or demand. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any third party legal proceeding, claim or demand. In any event, the party entitled to indemnification shall have the right to participate in the defense of any such asserted liability.

10.      THE CLOSING
         -----------

10.1     Date, Time and Place of Closing.
         -------------------------------

Consummation of the transactions contemplated hereby (the "Closing") shall take place on the effective date of the approval of the Ohio BWC for the transfers contemplated herein ("Closing Date" or the "Transfer Date"). The Closing shall take place at the offices of Purchaser at 10:00 a.m. EDT on the Closing Date or at such other time and/or place as the parties may mutually agree upon. If the Ohio BWC has not approved the transfers contemplated herein by September 30, 2000, either Seller or Purchaser may terminate this Agreement without further obligation to the other parties hereto.

10.2     Opinions of Counsel
         -------------------

                  (a) At the Closing, the Purchaser shall receive from counsel for the Seller an opinion in the form of Exhibit 10.2(a) attached hereto, which shall be addressed to Purchaser, dated the date of the Closing.

         (b) At the Closing, the Seller shall receive from counsel for the Purchaser an opinion in the form of Exhibit 10.2(b), which shall be addressed to Seller and dated the date of the Closing.

10.3     Healthcare Claims
         -----------------

Purchaser shall reimburse Seller for the cost of any healthcare claims which arise after Closing and which Seller pays with respect to employees of Seller who are hired by Purchaser. Any reimbursement will be for claims arising while the employee is employed by Purchaser and shall be net of any stop-loss reimbursement to which Seller is entitled from any insurer or other third party.

11.      MISCELLANEOUS COVENANTS
         -----------------------

11.1     Satisfaction of Conditions.
         --------------------------

Seller hereby covenants and agrees to use commercially reasonable efforts to cause each of the conditions of Purchaser's obligation to proceed with the Closing, which are within the control of Seller, to be satisfied on or before the Closing Date. Purchaser hereby covenants and agrees to use commercially reasonable efforts to cause each of the conditions to Seller's obligation to proceed with the Closing, which are within the control of Purchaser, to be satisfied on or before the Closing Date.

12.      GENERAL PROVISIONS
         ------------------

12.1     Publicity.
         ---------

All public announcements relating to this Agreement or the transactions contemplated hereby must be approved by the other party to this Agreement prior to releasing unless such release is required by law in which case the other party shall be given at least twenty-four (24) hours advanced notice thereof.

12.2     Expenses.
         --------

Except to the extent otherwise specifically provided herein, Purchaser will bear and pay all of its expenses incident to the transactions contemplated by this Agreement which are incurred by Purchaser or its representatives and Seller shall bear and pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Seller or its representatives.

12.3     Notices.
         -------

All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be given or made by personal hand delivery, by overnight delivery with a nationally recognized overnight delivery service, in writing by registered or certified mail, return receipt requested, or by telex or by facsimile transmission and will be deemed to have been given or made on the date following delivery at the locations described below. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and addressed as follows:

         (a)      If to Purchaser, to:

                  Sheakley-Unservice, Inc.
                  100 Merchant Street, Suite 100
                  Cincinnati, Ohio  45246
                  Attention:  Larry A. Sheakley
                  Facsimile: (513) 326-4706

                  With a copy to:

                  Thomas E. Pappas, Jr.
                  Chief Financial Officer
                  Sheakley-Uniservice, Inc.
                  100 Merchant Street, Suite 100
                  Cincinnati, Ohio  45246
                  Facsimile: (513) 326-4706

                  With a copy to:

                  Lindhorst & Dreidame Co., L.P.A.
                  312 Walnut Street, Suite 2300
                  Cincinnati, Ohio  45202
                  Attention:  Mr. William N. Kirkham
                  Facsimile: (513) 421-0212

         (b)      If to Seller, to:

                   ProHealth, Inc.
                  3401 Morse Crossing
                  Columbus, Ohio  43219
                  Facsimile:  (614) 470-7080

                  With a copy to:

                  Fowler, White, Gillen, Boggs, Villareal
                  & Banker, P.A.
                  501 East Kennedy Blvd., Suite 1700
                  Tampa, Florida 33602
                  Attention: David C. Schobe
                  Facsimile: (813) 229-8313

         (c)      If to HealthPlan, to:

                  HealthPlan Services, Inc.
                  3501 Frontage Road
                  Tampa, Florida 33607
                  Attention: Phillip S. Dingle, President
                  Facsimile: ____________________

                  With a copy to:

                  Fowler, White, Gillen, Boggs, Villareal
                  & Banker, P.A.
                  501 East Kennedy Blvd., Suite 1700
                  Tampa, Florida 33602
                  Attention: David C. Shobe
                  Facsimile: (813) 229-8313

12.4     Binding Effect.
         --------------

Except as may be otherwise provided herein, this Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

12.5     Headings.
         --------

The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

12.6     Schedules and Exhibits.
         ----------------------

The Schedules and Exhibits attached hereto constitute a part of this Agreement and are incorporated herein by reference in their entirety as if fully set forth in this Agreement at the place where first mentioned herein.

12.7     Counterparts.
         ------------

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which constitute together one and the same document.

12.8     Governing Law.
         -------------

This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.


12.9     Severability.
         ------------

If any provision of this Agreement shall be held unenforceable, invalid, or void to any extent for any reason, such provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, and in such a way as to best effectuate the original business purpose of the transactions contemplated by this Agreement and the intent of the parties hereto. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

12.10    Waivers; Remedies Accumulated.
         -----------------------------

No waiver of any right or option hereunder by any party shall operate as a waiver of any other right or option, or the same right or option with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by any party of any breach of this Agreement or of any representation or warranty contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided in this Agreement are in addition to all of the remedies provided by law. No waiver of any of the provisions of this Agreement shall be valid and enforceable unless such waiver is in writing and signed by the party granting the same.

12.11    Assignments.
         -----------

Except as otherwise provided in this Agreement, no party shall assign its rights or obligations hereunder prior to Closing without the prior written consent of the other party.

12.12    Entire Agreement.
         ----------------

This Agreement and the agreements, instruments and other documents to be delivered hereunder constitute the entire understanding and agreement concerning the subject matter hereof. All negotiations between the parties hereto are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder. Except as otherwise expressly contemplated by this Agreement, nothing expressed or implied in this Agreement is intended or shall be construed so as to grant or confer on any person, firm or corporation other than the parties hereto any rights or privilege hereunder. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

12.13    Business Records.
         ----------------

Seller shall be permitted to retain such books and records as relate to the accounting and tax matters of Seller's MCO Business conducted prior to Closing. Purchaser shall have access to all such records following the Closing for any reasonable business purpose and shall have a right to make copies thereof. Purchaser shall maintain all business records transferred to it by Seller for at least seven (7) years from the Closing Date.

12.14    Construction of the Agreement.
         -----------------------------

In the event this Agreement is interpreted by any court of competent jurisdiction, no party shall be deemed the drafter of this Agreement and such court of law shall not construe this Agreement or any provisions thereof against any party as the drafter thereof.

12.15    Counterparts.
         ------------

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary that any single counterpart hereof be executed by all the parties hereto so long as at least one counterpart hereof is executed by each party hereto.

12.16    Damage or Destruction; Condemnation.
         -----------------------------------

All risk of loss or damage to the Purchased Assets shall be borne by Seller until consummation of the Closing.

12.17    Delivery by Facsimile.
         ---------------------

This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the issue of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   SELLER:
                                   ------

                                   PROHEALTH, INC.


                                   BY: /s/ Phillip S. Dingle
                                      -------------------------------

                                   PURCHASER:
                                   ---------

                                   SHEAKLEY UNICOMP, INC.


                                   BY: /s/ Larry A. Sheakley
                                      -------------------------------


                                   HEALTHPLAN:
                                   ----------

                                   HEALTHPLAN SERVICES, INC.


                                   BY: /s/ Phillip S. Dingle
                                      -------------------------------

EXHIBITS
--------

Exhibit 1.2(a)        Fixed Assets
Exhibit 1.2(c)        Administrative Agreements
Exhibit 1.2(d)        Intellectual Property
Exhibit 1.2(f)        Prepaid Items
Exhibit 1.2(j)        Non-Competition Agreements
Exhibit 1.2(m)        Telephone and Facsimile Numbers
Exhibit 1.2(o)        Office Equipment Leases or Other Capitalized Leases
Exhibit 1.3(i)        Excluded Assets
Exhibit 1.4           Transition Service Agreement
Exhibit 2.2(iii)      Other Assumed Obligations
Exhibit 3.4           Allocation of Purchase Price
Exhibit 5.2(b)        Authorizations Required
Exhibit 5.2(b)(1)     Third Party Consents
Exhibit 5.4(a)        Financial Statements of Seller's Business
Exhibit 5.4(b)        All Employers for Which Seller Provides Managed Care Services
Exhibit 5.4(c)        Material Changes in Business Since December 31, 1999
Exhibit 5.4(f)        Claims, Litigation, Actions, Investigations or Proceedings Pending
Exhibit 5.4(h)        Pending or Threatened Claims of Negligence, Malfeasance, Nonfeasance, Errors or Omissions
Exhibit 5.4(i)        Customers or Clients Intending to Discontinue Utilization of Seller as its Managed Care Organization
Exhibit 5.4(j)        Material Disputes with Clients and/or Customers
Exhibit 5.6           Infringement of Third Party Intellectual Property Rights
Exhibit 5.7(b)        Employees  Who Will Discontinue Relationship with the Business
Exhibit 5.7(c)        Agreements Dealing with Wages, Conditions of Employment, Benefits or Other Matters
Exhibit 5.7(d)        Current Employees of the Business and Employment Agreements
Exhibit 5.7(e)        Seller's Unused Paid Time-Off Policy
Exhibit 5.8(a)        Employee Pension Benefit Plans and Employee Welfare Benefit Plans
Exhibit 5.8(b)        Employee Pension Benefit Plans to Which Seller Contributed Within the Past Five Years
Exhibit 5.8(e)        Employees, Officers or Directors Entitled to Severance Pay, Unemployment Compensation or Other Payments
                      Because of this Agreement
Exhibit 5.9           Employment Loss
Exhibit 5.11          Environmental Matters
Exhibit 5.11(b)       Environmental Permits
Exhibit 6.2(b)        Authorization, Approvals, Consents or Orders
Exhibit 8.1           Non-Compete Agreement for Seller and HealthPlan
Exhibit 10.2(a)       Opinion of Seller's Counsel
Exhibit 10.2(b)       Opinion of Purchaser's Counsel

[AS REQUIRED BY APPLICABLE LAW, THE COMPANY WILL FURNISH SUPPLEMENTALLY ANY OMITTED EXHIBIT OR SCHEDULE UPON REQUEST]